Exhibit 99.15

VOTORANTIM CELULOSE E PAPEL S.A

a publicly-held company

CNPJ/MF: 60.643.228/0001-21

NIRE: 35.300.022.807

SUMMARY MINUTES OF THE CONTINUATION OF THE EXTRAORDINARY GENERAL MEETING

CALLED FOR AUGUST 24, 2009

(a free translation from the original in Portuguese filed with the Comissão de Valores Mobiliários (CVM), the Brazilian Securities and Exchange Commission)

I.	DATE, HOUR AND VENUE: Held on August 26, 2009 at 2:00 p.m. at the Company’s headquarters at Alameda Santos, 1,357, 8th floor, in the city of São Paulo, State of São Paulo.

II.	ATTENDANCE: The same shareholders who were present when the meeting began on August 24, 2009, representing more than two-thirds of the Company’s stock as shown by the signatures in the Shareholder Attendance Register, were present at the reopening of the meeting.

Those in attendance included the following: Paulo Prignolato, Officer of Finance of Investor Relations; André Luiz Gonçalves, representing Aracruz Celulose S.A. (“Aracruz”); Samuel de Paula Matos and João Carlos Hopp, members of the Fiscal Council (Conselho Fiscal); Rogério Villa, representing Terco Grant Thornton; Luis Augusto Motta Pinto da Luz, representing KPMG Corporate Finance Ltda.; and Osvaldo Roberto Nieto, representing Baker Tilly Brasil – ES Auditores Independentes Ltda. (“Baker Tilly”).

III.	CALL OF MEETING: The Notice of Meeting published in the Diário Oficial do Estado de São Paulo and in the magazine Valor Econômico on June 24, 27 and 28, 2009.

IV.	PRESIDING: Maria Lucia Cantidiano - President

Rodrigo Piva Menegat - Secretary

V.	AGENDA: (i) analyze, discuss and approve the Stock Swap Merger Protocol for the stock swap merger of Aracruz with Votrantim Celulose e Papel S.A. (“VCP” or the “Company”) (the “Stock Swap Merger”), dated July 21, 2009, between the Company, as acquirer (incorporadora), and Aracruz, as target (incorporada), (Protocolo e Justificação de Incorporação de Ações, or “Stock Swap Merger Protocol”) which will be accompanied by other relevant documents, and to take note of the opinion of the Company’s Fiscal Council;

(ii) ratify the retention of the following specialized firms: (i) Baker Tilly, which has been responsible for the valuation of the Aracruz shares to be merged into the Company’s asset base, and (ii) KPMG Corporate Finance Ltda., which has been responsible for the valuation of the shareholders’ equity of the Company and Aracruz at market value for the purposes of Article 264 of Law no. 6,404/76 (“Brazilian Corporation Law”);

(iii) approve the valuation report prepared by Baker Tilly;

(iv) analyze, discuss and approve the Stock Swap Merger ratio for the exchange of the Aracruz shares for newly-issued VCP shares, as a result of which Aracruz will become a wholly owned subsidiary of the Company;

(v) approve the Stock Swap Merger of Aracruz with VCP pursuant to the terms and conditions of the Stock Swap Merger Protocol;

(vi) approve, as a result of the Stock Swap Merger, an increase in the capital stock of the Company pursuant to item 2.11 of the Stock Swap Merger Protocol;

(vii) authorize the Company’s management to take all measures necessary for the consummation of the Stock Swap Merger;

(viii) dismiss and elect members of the Board of Directors of the Company; and

(ix) amend the lead paragraph of Article 5 of the Company’s By-laws.

VI.	PRESENTATION OF DOCUMENTS, CASTING OF VOTES AND TRANSCRIPTION OF THE MINUTES: (1) The reading of the documents related to the matters to be voted at this Extraordinary General Meeting was waived, since they are well known by the shareholders; (2) declarations of votes, objections or dissents presented will be received, numbered and certified by the presiding Secretary and will be filed with the Company at its headquarters, pursuant to paragraph 1 of article 130 of the Brazilian Corporation Law; (3) a summarized version of these minutes, as well as its publication omitting the signatures of the shareholders present, was authorized pursuant to the terms of paragraphs 1 and 2 of article 130 of the Brazilian Corporation Law.

VII.	RESOLUTIONS: The 48-hour adjournment of the meeting having run its course, the purpose of which was to allow for an analysis of the considerations presented by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”) relating to conditions of the stock swap merger, in light of CVM Practice Bulletin (Parecer de Orientação CVM) no. 35/08, the tasks before the meeting were reopened and, after examining and discussing the items on the meeting’s agenda and the related documents, the shareholders present, by a majority vote and some abstentions (including that of shareholder BNDES Participações S.A – BNDESPAR), resolved as follows:

(i) Approve the Stock Swap Merger Protocol in order to proceed with the merger of the Aracruz shares into the Company’s asset base, pursuant to the terms of articles 224, 225, 252 and 264 of the Brazilian Corporation Law, and convert Aracruz into a wholly-owned subsidiary of the Company; provided, however, that this was approved (irrespective of any amendment to that protocol) pursuant to the new conditions proposed by managements of the Company and Aracruz in accordance with the Joint Proposal dated August 24, 2009, as noted in item (iv) below.

At their meeting held on July 21, 2009, the Company’s Fiscal Council opined favorably on the approval of the Stock Swap Merger pursuant to the terms and conditions outlined in the Stock Swap Merger Protocol.

(ii) Ratify the choice and engagement terms previously executed by the Company’s management of the following specialized firms that conducted valuations of the Company and Aracruz pursuant to the Brazilian Corporation Law, at December 31, 2008:

(a) Baker Tilly, with headquarters in the City of Vitória, State of Espírito Santo, at Av. Nossa Senhora da Penha no. 520, Praia do Canto, enrolled with the Regional Accounting Council of the State of Espírito Santo under CRC no. 2ES000289/O-5, and with the Brazilian National Corporate Taxpayers Registry of the Ministry of Finance under no. 27.243.377/0001-28, a specialized company responsible for valuing the Aracruz shares, for the purposes outlined in articles 226 and 252, paragraph 1, of the Brazilian Corporation Law; and,

(b) KPMG Corporate Finance Ltda., a Brazilian partnership (sociedade), with headquarters in the City of São Paulo, State of São Paulo, at Av. 9 de Julho no. 5,109 – 6th floor, enrolled with the Regional Accounting Council of the State of São Paulo under no. RE/3106 and enrolled with the Regional Business and Administration Council of the State of São Paulo under no. 1037, responsible for valuing the shareholders’ equity of VCP and Aracruz at market prices, for purposes of article 264 of the Brazilian Corporation Law.

(iii) Approve the valuation report prepared by Baker Tilly, which, in accordance with a book value criteria, determined that the value of the Aracruz shares to be merged into VCP’s asset base is R$529,842,603.00. Shareholders were informed that, under the terms of the respective reports, (i) the market value of VCP’s shareholders’ equity was R$5,941,286,655.00, or a price per share of R$29.506, and (ii) the market value of Aracruz’s shareholders’ equity was R$3,348,659,176.00, or a price per share of R$3.243.

(iv) Approve, under the terms proposed by managements of the Company and Aracruz, as disclosed in the Material Event Notice dated August 24, 2009 (the “Joint Proposal”), a single Stock Swap Merger exchange ratio of 0.1347 VCP common share for each and every one of the Aracruz shares, whether an Aracruz common, Class A or Class B Preferred Share.

For purposes of determining the Stock Swap Merger exchange ratio for non-controlling shareholders of Aracruz, the Aracruz shares and the VCP shares were valued at market prices, as calculated based on their average trading prices on São Paulo Stock, Commodities and Future Exchange (Bolsa de Valores, Mercadoria e Futuros) from December 2 (inclusive) through January 16, 2009.

The Stock Swap Merger exchange ratio approved here complies with the recommendations of the Special Independent Committees formed by the Company and Aracruz in accordance with CVM Practice Bulletin no. 35, of September 1, 2008.

In accordance with the valuation criteria set forth in article 264 of the Brazilian Corporation Law, the Stock Swap Merger exchange ratio would be equal to 0.1099 VCP common share for each and every Aracruz common or preferred share.

It is noted that on August 17, 2009 the CVM’s Superintendence of Company Relations (“SEP”) issued some considerations with respect to the Stock Swap Merger exchange ratios that had been contemplated of (i) 0.1226 VCP common share for each and every Aracruz Class A Preferred or Class B Preferred Share and (ii) 0.1347 VCP common share for each and every Aracruz common share; finding that the adoption of different Stock Swap Merger exchange ratios for different Aracruz share classes would be beneficial to VCP shareholders, per the terms of CVM Practice Bulletin no. 34. After analyzing these considerations, which were reiterated in a letter of understanding disclosed on the CVM’s website on August 24, 2009, managements of VCP and Aracruz, although firm in their belief that they had complied with the legal and regulatory requirements necessary to establish the exchange ratios mentioned above, decided to (a) follow the CVM’s recommendation in order to avoid further delays to the Stock Swap Merger and losses deriving therefrom to the two companies and their many shareholders and, therefore, (b) formulate the Joint Proposal and apply a single Stock Swap Merger ratio, so that 0.1347 VCP common share be exchanged for each and every Aracruz share, irrespective of the share class. By proceeding on these terms and as acknowledged by the CVM, any alleged benefit of the type referred by the SEP shall be inapplicable and, accordingly, any application by analogy of article 136, paragraph 1, of the Brazilian Corporation Law shall not prevail.

Depositary Share Program. Given that: (i) the Stock Swap Merger ratio for the exchange of Aracruz Class B Preferred Share for VCP common shares is 0.1347 VCP common share for each and every Aracruz Class B Preferred Share, and (ii) one Aracruz American Depositary Shares (“ADS”) corresponds to ten Aracruz Class B Preferred Shares; the Stock Swap Merger ratio for the exchange of Aracruz ADSs for VCP ADSs shall be 1.347 VCP ADS for each and every Aracruz ADS.

Fractional shares. So that Aracruz shareholders do not end up with fractional VCP common shares as a result of the Stock Swap Merger, Aracruz shareholders shall receive from Votorantim Industrial S.A., VCP’s controlling shareholder, a donation of a whole VCP common share in exchange for any fractional entitlements resulting from the Stock Swap Merger.

(v) Approve, per the terms of the Stock Swap Merger Protocol, the merger into the Company’s asset base of 577,359,271 Aracruz shares held by non-controlling shareholders of Aracruz, in exchange for newly-issued VCP shares, causing Aracruz to become a wholly-owned subsidiary of the Company, pursuant to article 252 of the Brazilian Corporation Law.

Appraisal rights. The Company’s shareholders are not entitled to appraisal rights, as the Company’s common shares meet the liquidity and dispersion criteria set forth in letter “a” and “b” of paragraph II of Section 137 of the Brazilian Corporation Law.

(vi) Approve, pursuant to item 2.11 of the Stock Swap Merger Protocol and the amendments set forth in the Joint Proposal, the Company’s capital increase of R$529,842,603.00. Given the exchange ratio adopted here, 77,770,294 new VCP nominative, book-entry common shares, with no par value, will be issued, instead of the 70,804,564 common shares envisioned in the Stock Swap Merger Protocol, with the R$17.00 unit issue price being maintained. The amount of R$792,252,395.00 will be allocated to the goodwill reserve (share subscription) line item. As a result, the Company’s shareholders’ equity will increase by R$1,322,094,998.00.

In accordance with paragraph 1 of article 252 of the Brazilian Corporation Law, shareholders of the Company will not have preemptive rights to subscribe newly-issued VCP shares in the capital increase.

André Luiz Gonçalves, representing Aracruz at the Meeting, subscribed, in accordance with paragraph 2 of article 252 of the Brazilian Corporation Law, 77,770,294 newly-issued VCP common shares for the account of Aracruz shareholders, as resolved in the Aracruz Extraordinary General Shareholders’ Meeting resumed today at 11:00 a.m., and paid in full for them with the Aracruz shares to be merged into the Company’s asset base. The newly-issued VCP common shares will be credited to the non-controlling shareholders of any Aracruz share class, in proportion to their respective interests in Aracruz and in accordance with the approved Stock Swap Merger exchange ratio.

The newly-issued VCP shares will participate in VCP’s financial results for the current fiscal year.

In light of the capital increase approved here, the capital stock of the Company will be R$7,587,144,784.59, divided into 467,934,646 nominative, book-entry common shares, with no par value.

(vii) Authorize the Company’s management to undertake all actions, registrations and publications necessary to implement the Stock Swap Merger approved here.

(viii) Elect three member to the Company’s Board of Directors for a term of two years until the 2011 Annual General Shareholders’ Meeting, as follows: Raul Calfat, Brazilian, married, business administrator, bearer of ID card no. 5.216.686-7 – SSP/SP, and registered with CPF/MF under no. 635.261.408-63, resident and domiciled in the city of São Paulo, State of São Paulo; Alexandre Silva D’Ambrosio, Brazilian, married, lawyer, bearer of ID card no. 7.124.595-9 SSP-SP and registered with CPF/MF under no. 042.170.338-50, resident and domiciled in the city of São Paulo, State of São Paulo; and Wang Wei Chang, naturalized Brazilian, married, electrical engineer, bearer of ID card no. 3.730.889-0 and registered with CPF/MF under no. 534.698.608-15, resident and domiciled in the city of São Paulo, state of São Paulo, all with the business address in the city of São Paulo, State of São Paulo, at Rua Amauri, 255, 13th floor, CEP 1448-000.

The Board Members elected here declare for purposes of paragraph 1 of article 147 of the Brazilian Corporation Law and article 1,011 of Law no. 10.406/02, that they are not involved in crimes that would prevent them from commercial practice, having been presented at this Meeting the declarations outlined in article 147, § 4ºof the Brazilian Corporation Law and CVM Instruction 367/02.

(ix) Amend, in light of item (vi) above, the lead paragraph of Article 5 of the Company’s Bylaws, such that it shall read as follows:

“Article 5 – The Capital Stock is R$7,587,144,784.59, divided into 467,934,646 nominative, book-entry common shares, with no par value.”

It is noted that shareholder Sérgio Feijão was in favor of approving the items on the meeting’s agenda.

VIII.	DOCUMENTS: The documents pertaining to the meeting’s agenda are filed at the Company’s headquarters and are at the disposal of shareholders.

IX.	CLOSING: As there were no further matters to be discussed, the meeting was adjourned for the time necessary to draft these minutes, which were read, verified and found to conform to the matters discussed and resolutions approved at this meeting, having been signed by everyone in attendance.

X.	SIGNATURES:

Maria Lucia Cantidiano	Rodrigo Piva Menegat
President	Secretary

Paulo Prignolato

Chief Financial Officer and Director of Investor Relations

André Luiz Gonçalves

Representative of Aracruz Celulose S.A.

Samuel de Paula Matos and João Carlos Hopp

Members of the Fiscal Council

Rogério Villa

Representative of Terco Grant Thornton

Osvaldo Roberto Nieto

Representative of Baker Tilly Brasil – ES Auditores Independentes Ltda.

Luis Augusto Motta Pinto da Luz

Representative of KPMG Corporate Finance Ltda.

Shareholders

Votorantim Industrial S.A. by Eduardo Lavini Russo

BNDES Participações S.A – BNDESPAR – by Rodrigo Rabelo Tavares Borba

Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, by Marcio de Oliveira Gottardo

Investment Funds and Investors listed in Document II represented by Santander Asset Management, by Derek Lundgren Bittar

Sergio Feijão Filho

Investment Funds and Investors listed in Document I represented by HSBC Corretora de Títulos e Valores Mobiliários S/A, by Anderson Carlos Koch